Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

eBay Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value per share	Other	30,027,692 shares	$48.49	$1,456,042,785.08	0.00011020	$160,455.92

Total Offering Amounts					$1,456,042,785.08		$160,455.92

Total Fee Offsets							—

Net Fee Due							$160,455.92

(1)	This Registration Statement registers the issuance of an additional 30,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of eBay Inc. (the “Company”), which are reserved for future grant and issuable pursuant to the Company’s Equity Incentive Award Plan, as amended and restated (the “Plan”). In addition, this Registration Statement registers the issuance of 27,692 shares of Common Stock to be issued under the Plan in connection with replacement restricted stock unit awards granted in connection with the Company’s acquisition of TCGplayer.
(2)	Determined on the basis of the average of the high and low prices per share of Common Stock as reported on the Nasdaq Global Select Market on July 20, 2023, a date within five business days prior to the filing of this Registration Statement, of $48.96 and $48.02, respectively, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.